SUB-ITEM 77M:	Mergers

(a) and (b)	The responses to Sub-Item 77M (a) and (b)
are incorporated herein by reference to the definitive proxy statement of The Sessions Group as filed with the SEC on November 24, 1998 pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Accession No.
0000950152-98-009209) ("Definitive Proxy Statement").
The transaction reorganizing the KeyPremier Funds of The
Sessions Group into the Registrant was approved by shareholders of such funds on January 15, 1999 and consummated on February 1, 1999. The Sessions Group intends to continue operations as an open-end management investment company registered pursuant to the Act and, accordingly, has not applied for an order pursuant to
Section 8(f) thereof to cease operations as an investment company.